Exhibit 99





Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
May 2, 2006                                                 President and CEO
                                                                     or
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913


         WVS FINANCIAL CORP. ANNOUNCES INCREASED THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2006 NET INCOME AND EARNINGS PER SHARE

      Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income and diluted earnings per share for the quarter ended March 31, 2006 of $788,000 and $0.34, respectively, compared to $564,000 and $0.23 for the same period in 2005. The $224,000 increase in net income during the quarter was primarily attributable to a $372,000 increase in net interest income, a $33,000 increase in credit provisions for loan losses, a $19,000 decrease in non-interest expense and a $12,000 increase in non-interest income, which were partially offset by a $212,000 increase in income tax expense. The increase in net interest income was primarily the result of higher yields earned on interest-earning assets and higher average balances of floating rate mortgage-backed securities. The increase in income tax expense was primarily due to increased levels of taxable income.

      Net income and diluted earnings per share for the nine months ended March 31, 2006 totaled $2,006,000 and $0.85, respectively, compared to $1,987,000 and $0.81 for the same period in 2005. The $19,000 increase in net income during the period was primarily attributable to a $230,000 increase in net interest income, a $215,000 change in the provision for loans losses and a $42,000 decrease in non-interest expense, which were partially offset by a $287,000 decrease in non-interest income and a $181,000 increase in income tax expense. The increase in net interest income reflects the increase in short-term market interest rates, higher average balances of floating rate mortgage-backed securities and higher overall yields on interest-earning assets, which more than offset higher rates paid on deposits and borrowings. The change in the provision for loan losses was primarily

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

attributable to a $149,000 credit provision for loan losses during the nine months ended March 31, 2006 as opposed to a $66,000 provision taken in fiscal 2005. The decrease in non-interest expense was primarily attributable to decreased employee related costs and fixed asset depreciation. The decrease in non-interest income was a result of a $305,000 decrease in pre-tax gains recognized on the sale of investments from the Company's investment portfolio during the nine months ended March 31, 2006 when compared to the same period in 2005. The increase in income tax expense was primarily the result of increased levels of taxable income.

      WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #


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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                      March 31,      June 30,
                                                        2006           2005
                                                     (Unaudited)    (Unaudited)
                                                     -----------    ----------
Total assets                                         $   450,233    $  421,044
Investment securities held-to-maturity                   212,926       173,911
Investment securities available-for-sale                     482         9,155
Mortgage-backed securities held-to-
   maturity                                              164,930       159,031
Mortgage-backed securities available-for-
   sale                                                    2,329         3,120
Net loans receivable                                      55,793        60,151
Deposits                                                 151,923       164,706
FHLB advances                                            152,636       155,036
Other borrowings                                         113,343        69,680
Equity                                                    29,136        29,201
Book value per share                                       12.43         12.20
Return on average assets                                    0.62%         0.71%
Return on average equity                                    9.28%        10.03%



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

                              WVS FINANCIAL CORP. AND SUBSIDIARY
                             SELECTED CONSOLIDATED OPERATING DATA
                             (In thousands except per share data)

                                           Three Months Ended             Nine Months Ended
                                               March 31,                     March 31,
                                              (Unaudited)                   (Unaudited)
                                       --------------------------    --------------------------
                                          2006           2005           2006           2005
                                       -----------    -----------    -----------    -----------
Interest income                        $     5,954    $     4,509    $    16,087    $    13,344
Interest expense                             4,091          3,018         11,260          8,747
                                       -----------    -----------    -----------    -----------
Net interest income                          1,863          1,491          4,827          4,597
Provision for loan losses                      (38)            (5)          (149)            66
                                       -----------    -----------    -----------    -----------
Net interest income after
  provision for loan losses                  1,901          1,496          4,976          4,531
Non-interest income                            171            159            545            832
Non-interest expense                           872            891          2,629          2,671
                                       -----------    -----------    -----------    -----------
Income before income tax
  expense                                    1,200            764          2,892          2,692
Income taxes                                   412            200            886            705
                                       -----------    -----------    -----------    -----------

NET INCOME                             $       788    $       564    $     2,006    $     1,987
                                       ===========    ===========    ===========    ===========

EARNINGS PER SHARE:
  Basic                                $      0.34    $      0.23    $      0.85    $      0.81
  Diluted                              $      0.34    $      0.23    $      0.85    $      0.81

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,346,959      2,430,679      2,363,817      2,443,163
  Diluted                                2,348,619      2,435,935      2,366,651      2,448,792


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